UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANOFI-AVENTIS

(Exact name of Registrant as specified in its charter)

Republic of France	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

174 avenue de France

75013 Paris

France

(Address of Registrant’s principal executive offices)

ACTION 2007 SHAREHOLDING PLAN

(Full title of the plan)

Gregory Irace

Chief Executive Officer

Sanofi-Aventis US LLC

55 Corporate Drive

Bridgewater, New Jersey 08807

(908) 981-6800

(Name, address and telephone number of agent for service)

Copies to:

Sami L. Toutounji

Shearman & Sterling LLP

114, avenue des Champs-Elysées

75008 Paris, France

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered		Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value €2.00 per share(1)	1,350,000	(2)	$70.305	$94,911,750	$2,913.79

(1)	American Depositary Receipts evidencing American Depositary Shares issuable upon request after expiration of the five-year lock-up period on deposit of the Ordinary Shares, nominal value €2.00 per Share (“Ordinary Shares”), have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-145177).
(2)	This Registration Statement covers up to 1,350,000 Ordinary Shares that may be sold to eligible employees under the Action 2007 Shareholding Plan (the “Plan”). The amount being registered also includes an indeterminate number of shares of Ordinary Shares, which may be offered as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in each case in accordance with Rule 416, under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the offering price in euro of €48.55, and converted at the noon buying rate of €1.00=$1.4481USD on November 2, 2007.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following reports of the Registrant filed with, or furnished to, the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a) The Annual Report on Form 20-F of the Registrant for the year ended December 31, 2006 (the “Form 20-F”) (Commission file No. 001-31368);

(b) The Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on the following dates: October 31, 2007, October 22, 2007, September 18, 2007, September 11, 2007, exhibit 99.1 “ Half year consolidated Financial Statements for 2007” to the report dated August 2, 2007 , July 20, 2007, July 13, 2007, July 10, 2007, July 2, 2007, June 20, 2007, June 14, 2007, June 8, 2007, May 30, 2007, May 3, 2007, May 2, 2007, March 28, 2007, March 26, 2007, February 13, 2007, February 9, 2007 February 8, 2007 (Commission file No. 001-31368);

(c) The description of the Registrant’s ordinary shares, nominal value €2 per share, set forth under the captions “A. Share Capital” and “B. Memorandum and Articles of Association” in Item 10 of the Registrant’s Registration Statement on Form 20-F for the year ended December 31, 2006 (Commission file No. 001-31368), and the updated descriptions of the Registrant’s American depositary shares contained in the Post-Effective Amendment No. 3 to the Registration Statement on Form F-4 (Registration No. 333-112314) (the “Form F-4”) filed by the Registrant with the Commission on November 9, 2004, under the caption “Description of Sanofi-Aventis American Depositary Shares”, including any amendment or report filed for the purpose of updating such description; and

(d) All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document incorporated by reference. Statements contained in the foregoing documents incorporated by reference shall be deemed to be modified or superseded hereby to the extent that statements contained in the Prospectus, or in any subsequently filed documents that are amendments hereto or that are incorporated herein by reference, shall modify or replace such statements.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The French Commercial Code prohibits provisions of status that limit the liability of directors. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

Under French law a company may purchase directors and officers’ insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company. Sanofi-Aventis has purchased insurance for all of its directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit List.

Item 9.	Undertakings.

(a) We undertake:

(1) to file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then, unless in the opinion of our counsel the matter has been settled by controlling precedent, we will submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Sanofi-Aventis certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France on November 2, 2007.

SANOFI-AVENTIS

By:	/s/ Gérard Le Fur
Name:	Gérard Le Fur
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gérard Le Fur and Jean-Claude Leroy, and each of them severally, his true and lawful attorney or attorneys, with power of substitution and resubstitution to sign in his name, place and stead in any and all such capacities, the registration statement on Form S-8 (the “Registration Statement”) to be filed by Sanofi-Aventis (the “Registrant”) with the United States Securities and Exchange Commission (the “Commission”) in connection with the Action 2007 Shareholding Plan, and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and any registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which relates to the Registration Statement, and to file any of the same with the Commission. Each of said attorneys shall have power to act with or without the others, and shall have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed this Power of Attorney, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the indicated capacities on November 2, 2007.

Signatures	Title	Date

/s/ Gérard Le Fur Gérard Le Fur	Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2007

/s/ Jean-Claude Leroy Jean-Claude Leroy	Executive Vice President, Finance and Legal (Principal Financial Officer)	November 2, 2007

/s/ Jean-Luc Renard Jean-Luc Renard	Vice President, Corporate Accounting (Principal Accounting Officer)	November 2, 2007

/s/ Jean-François Dehecq Jean-François Dehecq	Chairman of the Board of Directors	November 2, 2007

/s/ René Barbier de la Serre René Barbier de la Serre	Director	November 2, 2007

/s/ Jean-Marc Bruel Jean-Marc Bruel	Director	November 2, 2007

/s/ Robert Castaigne Robert Castaigne	Director	November 2, 2007

/s/ Thierry Desmarest Thierry Desmarest	Director	November 2, 2007

/s/ Jürgen Dormann Jürgen Dormann	Director	November 2, 2007

/s/ Lord Douro Lord Douro	Director	November 2, 2007

/s/ Jean-René Fourtou Jean-René Fourtou	Director	November 2, 2007

/s/ Serge Kampf Serge Kampf	Director	November 2, 2007

/s/ Igor Landau Igor Landau	Director	November 2, 2007

/s/ Hubert Markl Hubert Markl	Director	November 2, 2007

/s/ Christian Mulliez Christian Mulliez	Director	November 2, 2007

/s/ Lindsay Owen-Jones Lindsay Owen-Jones	Director	November 2, 2007

/s/ Klaus Pohle Klaus Pohle	Director	November 2, 2007

/s/ Gérard Van Kemmel Gérard Van Kemmel	Director	November 2, 2007

/s/ Bruno Weymuller Bruno Weymuller	Director	November 2, 2007

/s/ Gregory Irace Gregory Irace	Authorized Representative in the United States	November 2, 2007

EXHIBIT INDEX

Exhibit No.	Description of Document
4.1	Bylaws (statuts) of Sanofi-Aventis (incorporated herein by reference to Exhibit 1.1 of the Annual Report on Form 20-F of the Registrant for the year ended December 31, 2006 (the “Form 20-F”) (Commission File No. 001-31368) as filed by the Registrant with the Commission on April 3, 2007).

4.2	Deposit Agreement (including the form of depositary receipt) between the Registrant and The Bank of New York, as depositary (incorporated herein by reference to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-116262) relating to American Depositary Shares, filed with the Commission on June 8, 2004).

4.3

Rules of the Sanofi-Aventis Group Savings Plan, of which the Action 2007 Plan forms a part (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 (Registration No. 33-129554) filed with the Commission on November 8, 2005).

5.1*	Opinion of Patricia Kodyra regarding the validity of the Registrant’s ordinary shares being registered.

23.1*	Consent of PricewaterhouseCoopers Audit.

23.2*	Consent of Ernst & Young Audit.

23.3*	Consent of Patricia Kodrya (included in Exhibit 5 above).

24*	Power of Attorney (included on the signature page).

*	Filed herewith.